                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 CONSILIUM, INC.
      ---------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                    0-17754                 94-2523965
     ---------------              ------------         ----------------------
     (State or other              (Commission            (I.R.S. Employer
     jurisdiction of              File Number)         Identification Number)
      incorporation)

                485 Clyde Avenue, Mountain View, California 94043
                    (Address of principal executive offices)

                                 (650) 691-6100
              (Registrant's telephone number, including area code)

               Common Stock par value $0.01 per share ("Common")
                       (Title of each class of securities
                              covered by this form)

                                       N/A
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                   (Titles of all other classes of securities
     for which a duty to file reports under Section 3(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate Or suspend the duty to file reports:

[X]  Rule 12g-4(a)(1)(i)    [ ]  Rule 12g-4(a)(2)(ii)  [ ]  Rule 12h-3(b)(2)(i)
[ ]  Rule 12g-4(a)(1)(ii)   [ ]  Rule 12h-3(b)(1)(i)   [ ]  Rule 12h-3(b)(2)(ii)
[ ]  Rule 12g-4(a)(2)(i)    [ ]  Rule 12h-3(b)(1)(ii)  [ ]  Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Consilium, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                       CONSILIUM, INC.


                                       By: /s/ ANDREW J. GLASSANOS
                                           -------------------------------------
December 11, 1998                          Andrew J. Glassanos,
                                           President